UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )


Filed by the Registrant [] Filed by a Party other than the Registrant [] Check the appropriate box:
        [ ]Preliminary Proxy Statement
        [ ]Confidential, for Use of the Commission Only
                 (as permitted by Rule 14a-6(e)(2))
        [X]Definitive Proxy Statement
        [ ]Definitive Additional Materials
        [ ]Soliciting Material Pursuant to ss.240.14a-12

                           HIRSCH INTERNATIONAL CORP.
                (Name of Registrant as Specified In Its Charter)

                            Beverly Eichel, Secretary
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as  provided  by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:



                           HIRSCH INTERNATIONAL CORP.
                            (a Delaware corporation)

                              NOTICE OF 2003 ANNUAL
                          MEETING OF STOCKHOLDERS TO BE
                       HELD AT 10:00 A.M. ON JULY 9, 2003

To the Stockholders of HIRSCH INTERNATIONAL CORP.:

     NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders (the "Meeting") of HIRSCH INTERNATIONAL CORP. (the "Company") will be held on July 9, 2003, at 10:00 A.M. at the offices of Ruskin Moscou Faltischek, P.C., 190 EAB Plaza, East Tower, 15th Floor, Uniondale, New York 11556-0190 for the following purposes:

     1.   to elect seven directors;

     2.   to approve the Company's 2003 Stock Option Plan;

     3. to ratify the appointment of BDO Seidman LLP as the Company's independent auditors for the fiscal year ending January 31, 2004; and

     4. to transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

     The Board of Directors has fixed May 20, 2003 at the close of business, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, and only holders of record of shares of the Company's Common Stock at the close of business on that day will be entitled to vote. The stock transfer books of the Company will not be closed.

     A complete list of stockholders entitled to vote at the Meeting shall be available at the offices of the Company during ordinary business hours from June 14, 2003 until the Meeting for examination by any stockholder for any purpose germane to the Meeting. This list will also be available at the Meeting.

     All stockholders are cordially invited to attend the Meeting in person. However, whether or not you expect to be present at the Meeting, you are urged to mark, sign, date and return the enclosed Proxy, which is solicited by the Board of Directors, as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Meeting. The shares represented by the Proxy will be voted according to your specified response. The Proxy is revocable and will not affect your right to vote in person in the event you attend the Meeting.

                                            By Order of the Board of Directors

                                            /s/ Beverly Eichel

                                            Beverly Eichel, Secretary
Hauppauge, New York
May 30, 2003


                           HIRSCH INTERNATIONAL CORP.
                             200 Wireless Boulevard
                               Hauppauge, NY 11788
                         ------------------------------
                                 PROXY STATEMENT
                         ------------------------------

                       2003 ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD AT 10:00 A.M. ON JULY 9, 2003

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of HIRSCH INTERNATIONAL CORP. (the "Company") of proxies to be voted at the 2003 Annual Meeting of Stockholders and any adjournment or postponement thereof (the "Meeting") to be held on the date, at the time and place, and for the purposes set forth in the foregoing notice. The Board of Directors has set May 20, 2003, at the close of business, as the record date ("Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting. As of the record date, the Company had 6,120,611 shares of Class A Common Stock and 2,668,139 shares of Class B Common Stock outstanding. A stockholder executing and returning a proxy has the power to revoke it at any time before it is exercised by filing a later proxy or other written communication with the Secretary of the Company or by attending the Meeting and voting in person. The proxy will be voted in accordance with your directions as to:

     (1)  the election of the persons listed herein as directors of the Company;

     (2)  the approval of the Company's 2003 Stock Option Plan;

     (3) the ratification of the appointment of BDO Seidman LLP as the Company's independent auditors for the fiscal year ending January 31, 2004; and

     (4) the transaction of such other business as may properly come before the Meeting and any adjournment or postponement thereof.

     In the absence of direction, the proxy will be voted in favor of these proposals.

     The entire cost of soliciting proxies will be borne by the Company. The cost of solicitation, which represents an amount believed to be normally expended for a solicitation relating to an uncontested election of directors, will include the cost of supplying necessary additional copies of the solicitation materials and the Company's 2003 Annual Report to Stockholders (the "Annual Report") to beneficial owners of shares held of record by brokers, dealers, banks, trustees, and their nominees, including the reasonable expenses of such recordholders for completing the mailing of such materials and Annual Report to such beneficial owners.

     In voting at the Meeting, each stockholder of record on the Record Date of either Class A or Class B Common Stock will be entitled to one vote on all matters other than the election of directors. With respect to the election of directors, the holders of the Class B Common Stock will elect four of the directors ("Class B directors"), and the holders of Class A Common Stock will elect three of the directors ("Class A directors"). Holders of a majority of the outstanding shares of Common Stock must be represented in person or by proxy in order to achieve a quorum to vote on all matters other than the election of directors. To vote for the Class A directors, holders of a majority of the outstanding shares of Class A Common Stock must be represented in person or by proxy in order to achieve a quorum. To vote for the Class B directors, holders of a majority of the outstanding shares of Class B Common Stock must be represented in person or by proxy in order to achieve a quorum. The Proxy
Statement, the attached Notice of Meeting, the enclosed proxy card and the Annual Report to Stockholders are being mailed to stockholders on or about June 14, 2003.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY.

                            1. ELECTION OF DIRECTORS

     Seven directors are to be elected by a plurality of the votes cast at the Meeting, each to hold office until the next Annual Meeting of Stockholders and until his respective successor is elected and qualified.

     Of the persons named below, who currently constitute the entire Board of Directors, Messrs. Broitman and Krasnitz and Ms. Domuracki have been nominated for election as Class A directors and Messrs. Arnberg, Gardner, Levine and Gallagher have been nominated for election as Class B directors. The persons named in the accompanying Proxy have advised management that it is their intention to vote for the election of Messrs. Broitman and Krasnitz and Ms. Domuracki as Class A directors and for the election of Messrs. Arnberg, Gardner, Levine and Gallagher as Class B directors unless authority is withheld.

                  o        Henry Arnberg
                  o        Marvin Broitman
                  o        Mary Ann Domuracki
                  o        Herbert M. Gardner
                  o        Ronald Krasnitz
                  o        Paul Levine
                  o        Paul Gallagher

     Management believes that each nominee will be able to serve as a director of the Company. All of the nominees have consented to serve as directors if elected. If any nominee becomes unable or unwilling to serve, proxies may be voted for the election of such person or persons as the Board of Directors determines.

Information Regarding Executive Officers and Directors

     The following table sets forth the names and ages of the Company's directors and executive officers and the positions they hold with the Company:

                Name                       Age                                Position
                ----                       ---                                --------
Henry Arnberg.......................       60        Chairman of the Board of Directors and Chief Executive Officer
Paul Levine.........................       50        Vice Chairman of the Board of Directors and Chief Executive
                                                        Officer of Hometown Threads, LLC
Paul Gallagher......................       53        President, Chief Operating Officer and Director
Beverly Eichel......................       45        Vice President - Finance and Administration, Chief Financial
                                                     Officer and Secretary
Ronald Krasnitz.....................       62        Executive Vice President and Director, President of Tajima
                                                     USA, Inc.
Marvin Broitman.....................       64        Director
Herbert M. Gardner..................       63        Director
Mary Ann Domuracki .................       47        Director
Howard Arnberg .....................       33        President of Hometown Threads, LLC

     Henry Arnberg has been employed by the Company since 1970, and held the positions of Chief Executive Officer and Chairman of the Board of Directors of the Company since 1980. Mr. Arnberg also served as President of the Company until December 1998. Mr. Arnberg received a Bachelor of Science in Accounting from the University of Bridgeport in 1965 and an MBA in Finance and Management from Adelphi University in 1971.

     Paul Levine has been employed by the Company since 1974 and has served as a director since 1981. Mr. Levine currently serves as Vice Chairman of the Board of Directors and Chief Executive Officer of Hometown Threads. From December 1998 until February 2003, Mr. Levine served as the Company's President. From 1981 to December 1998, he served as the Company's Chief Operating Officer, Executive Vice President and Secretary. Mr. Levine received a Bachelor of Science in Business from New York University in 1974.

     Paul Gallagher joined the Company as its Chief Operating Officer in September 2001. In early 2003, Mr. Gallagher was also appointed the Company's President as well as a director. Prior to joining the Company, Mr. Gallagher was employed by Cornerstone Group Inc., a consulting firm focused on corporate turnarounds and restructurings, as well as mergers and acquisitions. Mr. Gallagher received a Bachelor of Science from the University of Cincinnati in 1976 and an MBA from Xavier University in 1978.

     Beverly Eichel joined the Company as its Vice President of Finance and Administration and its Chief Financial Officer on February 1, 2002. Ms. Eichel has also served as the Company's Secretary since October 2002. Ms. Eichel was Executive Vice President and Chief Financial Officer of Donnkenny, Inc. from October 1998 to June 2001. Prior thereto, she was Executive Vice President and Chief Financial Officer of Danskin, Inc. from June 1992 to September 1998 and had been its Corporate Controller from October 1987 to June 1992. Ms. Eichel is a Certified Public Accountant in the State of New York. Ms. Eichel received a Bachelor of Science in Accounting from the University of Maryland in 1980.

     Ronald Krasnitz was elected Director of the Company in June 1996. Mr. Krasnitz also served as the Company's Executive Vice President and Chief Operating Officer from December 1998 until September 2001 and Secretary from December 1998 until October 2002. Prior to joining the Company, Mr. Krasnitz was employed by Sewing Machine Exchange, Inc. since 1971. In addition to his positions with the Company, Mr. Krasnitz presently serves as President of Tajima USA, Inc. Mr. Krasnitz received a Bachelor of Science in Mechanical Engineering from the University of Illinois in 1963 and an MBA from the University of Chicago in 1966. Mr. Krasnitz is a Registered Professional Engineer in the State of Illinois.

     Marvin Broitman was elected a Director of the Company in April 1994. Since 1968, he has been Vice President of Uniwave, Inc., a company engaged in the engineering and manufacturing of automation accessory equipment for textile machinery. Mr. Broitman received a Bachelor of Electrical Engineering degree from City College in 1961 and an MBA from the Harvard Business School in 1968. Mr. Broitman serves on the Audit, Stock Option and Compensation Committees of the Board of Directors.

     Herbert M. Gardner was elected a Director of the Company in April 1994. Mr. Gardner is currently Executive Vice President of Barrett-Gardner Associates, Inc., a merchant and investment banking firm. Between 1978 and 2002, Mr. Gardner had been a Senior Vice President of Janney Montgomery Scott LLC, an investment banking firm. Mr. Gardner is Chairman of the Board of Directors of Supreme Industries, Inc. a manufacturer of specialized truck bodies and shuttle buses. Mr. Gardner is also a Director of Nu Horizons Electronics Corp., an electronic component distributor; idine Rewards Network Inc., a specialized transaction based dining and consumer rewards program marketer; TGC Industries, Inc., a seismic services company; and Co-Active Marketing Group, Inc., a marketing and sales promotion company. Mr. Gardner is also a Director of Rumson-Fair Haven Bank and Trust Company, a New Jersey state independent, commercial bank and trust company and Chase Packaging Corp. Mr. Gardner serves on the Audit, Stock Option and Compensation Committees of the Company's Board of Directors.

     Mary Ann Domuracki was elected a Director of the Company in September 2001. Ms. Domuracki has been Managing Director of Restructuring at Financo Inc. since September 2001. Ms. Domuracki brings over 25 years experience combining accounting, advisory and operating management services. Ms. Domuracki's industry experience includes senior management positions as President of Danskin, Inc., Executive Vice President of Administration and Finance of Kasper A.S.L., Ltd. and, most recently, Executive Vice President and Chief Financial Officer of Pegasus Apparel Group, Inc. Ms. Domuracki is a CPA and a member of the AICPAs. Ms. Domuracki has a Bachelor of Business Administration from the Pennsylvania State University with a concentration in Accounting. Ms. Domuracki serves on the Audit, Stock Option and Compensation Committees of the Board of Directors.

     Howard Arnberg has been employed by the Company since 1995, serving in various operational roles. Mr. Arnberg served as the Company's Vice President - New Business Development and currently serves as the President of Hometown Threads, LLC. Mr. Arnberg earned a Bachelor of Science in Business Administration from the University of Florida at Gainesville in 1991 and a Juris Doctor from Brooklyn Law School in 1994. He is a member of the New York State Bar Association and the American Bar Association.

         All Directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. The Company's executive officers are elected annually by the Board of Directors and serve at the discretion of the Board.

     The Company's By-Laws provide that the Company shall indemnify each Director and such of the Company's officers, employees and agents as the Board of Directors shall determine from time to time to the fullest extent provided by the laws of the State of Delaware.

     The Company carries insurance providing indemnification, under certain circumstances, to all of its directors and officers for claims against them by reason of, among other things, any act or failure to act in their capacities as directors or officers. The current annual premium for such insurance is approximately $200,000, all of which is paid by the Company. To date, no sums have been paid to any past or present director or officer of the Company under this or any prior indemnification insurance policy.

     The Company has also entered into Indemnity Agreements with all of its directors and executive officers. The Indemnity Agreements provide for indemnification of the Company's directors and officers to the fullest extent permitted by the provisions of the General Corporation Law of the State of Delaware.

     The Indemnity Agreements provide that the Company will pay any costs which an indemnitee actually and reasonably incurs because of any claims made against him by reason of the fact that he is or was a director or officer of the Company, except that the Company is not obligated to make any payment which the Company is prohibited by law from paying as indemnity, or where (a) a final determination is rendered on a claim based upon the indemnitee's obtaining a personal profit or advantage to which he was not legally entitled; (b) a final determination is rendered on a claim for an accounting of profits made in connection with a violation of Section 16(b) of the Securities Exchange Act of 1934, or similar state or common law provisions; (c) a claim where the indemnitee was adjudged to be deliberately dishonest; or (d) a final determination is rendered that indemnification is not lawful.

Relationships Among Directors or Executive Officers

     Howard Arnberg, the President of Hometown Threads, LLC, is the son of Henry Arnberg, the Company's Chairman of the Board and Chief Executive Officer.

Meetings and Committees of the Board of Directors

     The Board of Directors has an Audit Committee, a Compensation Committee and a Stock Option Committee. Each member of the Audit Committee is an "independent director" as defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards, as applicable and as may be modified or supplemented. The Board of Directors does not have a nominating committee or a committee performing the functions of a nominating committee.

     Messrs. Broitman and Gardner and Ms. Domuracki serve on the Compensation Committee and the Audit Committee, while Messrs. Broitman and Gardner and Ms. Domuracki serve on the Stock Option Committee. The Compensation Committee and the Stock Option Committee each held two (2) and one (1) meetings, respectively, and did not act by unanimous written consent during the fiscal year ended January 31, 2003. The function of the Compensation Committee is to determine the compensation of the Company's executives. The Stock Option Committee administers the Company's stock option plans and awards stock options.

     The Board of Directors met on seven (7) occasions and acted three (3) times by unanimous written consent during the last fiscal year.

Audit Committee Report

     The members of the Audit Committee are Herbert M. Gardner, Marvin Broitman and Mary Ann Domuracki. The Audit Committee held five (5) meetings and did not act by unanimous written consent during the fiscal year ended January 31, 2003. The function of the Audit Committee is to recommend annually to the Board of Directors the appointment of the independent public accountants of the Company, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent public accountants, review and approve non-audit services of the independent public accountants, review compliance with existing major accounting and financial policies of the Company, review the adequacy of the financial organization of the Company and review management's procedures and policies relative to the adequacy of the Company's internal accounting controls. The Audit Committee meets with the outside auditors on a quarterly basis to review the quarterly filings with the SEC on Form 10-Q and Form 10-K, in accordance with current regulatory requirements. The Audit Committee has adopted and has complied with its charter in accordance with current regulatory requirements.

     In fulfilling its responsibilities for the year ended January 31, 2003, the Audit Committee:

     o Reviewed and discussed the audited financial statements for the year ended January 31, 2003 with management and BDO Seidman, LLP, the Company's independent accountants; as appropriate, the Audit Committee reviews, evaluates and discusses with the Company's management, internal financial and accounting personnel and the independent accountants, the following:

          o The plan for, and the independent accountants' report on the Company's financial statements;

          o The Company's financial disclosure documents, including all financial statements and reports filed with the SEC or sent to stockholders;

          o Management's selection, application and disclosure of critical accounting policies;

          o    Changes  in  the  Company's  accounting  practices,   principles,
               controls or methodologies;

          o    Significant   developments   or  changes  in   accounting   rules
               applicable to the Company; and

          o The adequacy of the Company's internal controls and accounting and financial personnel.

     o Discussed with BDO Seidman, LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committee). SAS 61 requires the Company's independent auditors discuss with the Audit Committee, among other things, the following:

          o    Methods to account for significant unusual transactions;

          o The effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

          o The process used by management in formulating particularly sensitive accounting estimates and basis for the auditor's conclusions regarding the reasonableness of those estimates; and

          o Disagreements, of which there were none, with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements.

     The Company's independent auditors also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors to disclose annually in writing all relationships that, in the auditor's professional opinion, may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of their independence. The Audit Committee also considered whether the independent auditor's provision of the other, non-audit related services to the Company, which are referred to in "Independent Auditor's Fees" below, is compatible with maintaining such auditor's independence.

     During the year, the Audit Committee also considered several other matters in conjunction with management and with the Company's auditors. These included:

          o Implications of the Sarbanes-Oxley legislation and the adequacy of the Company's control and disclosure policies and procedures in light of this legislation;

          o Implications of new accounting standards for the Company's financial statements. This included, but was not limited to new guidelines around the use of pro forma or non-GAAP financial measures;

          o The issue of impairment of tangible assets and the need to perform periodic impairment tests to determine whether any intangible assets being carried on the balance sheet are impaired.

     Based on the Audit Committee's review of the audited financial statements, the representations and information provided by management and the independent auditors and discussions with management and BDO Seidman, LLP, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended January 31, 2003 for filing with the Securities and Exchange Commission.

                                AUDIT COMMITTEE:

                          Herbert M. Gardner (Chairman)
                                 Marvin Broitman
                               Mary Ann Domuracki

Director's Compensation

     Directors who are employees of the Company or its subsidiaries receive no compensation, as such, for service as members of the Board other than reimbursement of expenses incurred in attending meetings. Directors who are not employees of the Company or its subsidiaries receive an annual directors' fee of $6,000 plus $1,000 for each board or stockholder's meeting attended and $500 for each meeting of an executive committee of the Board attended, and are reimbursed for expenses incurred in attending such meetings. In addition, all non-employee directors participate in the Company's 1994 Non-Employee Director Stock Option Plan. In fiscal 2002, the Board approved the issuance of 50,000 warrants to each of two independent directors for services rendered to the Company. The warrants had an exercise price of $.50 per share, which was the fair market value on the date of grant. In fiscal 2003, the Board approved the issuance of 2,500 options under the Company's 1993 Plan to each of two independent directors. The options have an exercise price of $.27 per share, which was the fair market value as of the date of the grant. The directors were also granted certain registration rights associated with the warrants.

Executive Compensation

     The following table sets forth the compensation earned during the three fiscal years ended January 31, 2003, 2002, and 2001 by the Company's Chief Executive Officer and by the four most highly paid Company's Executive Officers whose total compensation for such periods exceeded $100,000 (the "Named Executives"):


                                             SUMMARY COMPENSATION TABLE

                                                                                                             Long-Term
                                                                Annual Compensation                      Compensation Awards
                                                                -------------------                      -------------------

                                                                                 Other                          All
Name and                                                                         Annual                        Other
Principal Position                     Fiscal Year      Salary      Bonus     Compensation       Options    Compensation
------------------                     -----------      ------      -----     ------------       -------    ------------

Henry Arnberg                              2003       $279,166             -      $  2,060             -          -
     Chairman of the Board                 2002       $278,462             -      $  2,031             -          -
     of Directors and Chief                2001       $100,000             -      $  3,460             -         $500
     Executive Officer

Paul Levine                                2003       $279,166             -      $  3,532             -          -
     Vice-Chairman of the                  2002       $278,462             -      $  3,427             -          -
     Board of Directors and                2001       $100,000             -      $  3,460             -          -
     Chief Executive Officer
     of Hometown Threads, LLC

Paul Gallagher                             2003       $300,000     $75,000        $  3,675       300,000          -
     President, Chief                      2002       $125,000        -             -            100,000          -
     Operating Officer and                 2001             -         -             -                  -          -
     Director


Beverly Eichel                             2003       $235,000     $35,250        $  9,000       218,000          -
     Vice President - Finance,             2002             -         -             -                  -          -
     Chief Financial Officer               2001             -         -             -                  -          -
     and Secretary


Howard Arnberg                             2003       $169,438     $19,125 1        $7,200        72,900          -
     President of Hometown                 2002       $153,635          -           $7,200           -            -
     Threads, LLC                          2001       $132,412          -           $7,200           -            -


Tas Tsonis                                 2003 2     $256,833    $129,568          $7,200           -            -
     Former Vice President, Chief          2002       $360,132    $123,158          $9,600           -            -
     Executive Officer of                  2001       $350,664    $211,945          $9,600           -            -
     Pulse Microsystems Ltd.
     and Director

Brian Goldberg                             2003 2     $256,833    $129,568          $7,200           -           -
     Former Vice President and             2002       $360,132    $123,158          $9,600           -           -
     President of Pulse                    2001       $350,664    $211,945          $9,600           -           -
     Microsystems Ltd.

1    Bonuses are earned in fiscal 2003 but paid in fiscal 2004.

2 Through November, 2002, when employment relationship ended due to sale of Pulse Microsystems Ltd.

Stock Options

         The following table summarizes option grants to the Named Executives during the fiscal year ended January 31, 2003:


                                                  % of Total                                               Potential realizable
                             Number of           Common Stock                                             value at assumed annual
                             Securities             Options            Exercise                            rates of stock price
                             Underlying           Granted To          Price per                           appreciation for option
                            Options/SARS         Employees in           share          Expiration                  term
        Name                Granted (1)           Fiscal Year                             Date
                                                                                                             5%           10%
---------------------     -----------------     ----------------     -------------    --------------     ------------ -------------

Henry Arnberg                    -                     -                  -                 -                 -            -
Paul Levine                      -                     -                  -                 -                 -            -
Paul Gallagher                300,000                 35%                $.27             7/07           $103,350      $118,584
Beverly Eichel             50,000/168,000          5.9%/26%           $.52/$.27         2/07 7/07         $33,000/      $38,000/
                                                                                                          $57,892       $73,053
Howard Arnberg            30,000/20,000/22,900    3.5%/2.4%/         $1.00/$.52/$.27    9/06 2/07         $38,280/      $43,920/
                                                     2.8%                                 7/07            $13,270/      $15,266/
                                                                                                           $7,890        $9,052
Tas Tsonis                       -                     -                  -                 -                 -            -
Brian Goldberg                   -                     -                  -                 -                 -            -

(1) The Company has not issued SAR's. All figures represent stock option grants.

Option Exercises and Holdings

     The following table sets forth information concerning the exercise of stock options by the Named Executives during the Company's fiscal year ended January 31, 2003 the number of options owned by the Named Executives and the value of any in-the-money unexercised stock options as of January 31, 2003.


                                  Aggregated Option Exercises in Last Fiscal Year
                                         and Fiscal Year End Option Values
                                         ---------------------------------
                                                                                                    Value of
                                                                          Number of                Unexercised
                                                                         Unexercised              In-the-Money
                                                                           Options                 Options at
                                                                   At Fiscal Year End (#)      Fiscal Year End ($)

                           Shares Acquired      Value Realized          Exercisable/              Exercisable/
        Name               on Exercise (#)             $                Unexercisable            Unexercisable
        ----               ---------------      --------------          -------------            -------------
Henry Arnberg                    0                     $0                   0/0                      $ 0/0
Paul Levine                      0                     $0                   0/0                      $ 0/0
Paul Gallagher                   0                     $0             100,000/300,000              $ 0/51,000
Beverly Eichel                   0                     $0              50,000/168,000              $ 0/28,560
Howard Arnberg                   0                     $0              10,000/62,900               $ 0/3,893
Tas Tsonis                       0                     $0                   0/0                      $ 0/0
Brian Goldberg                   0                     $0                   0/0                      $ 0/0


Stock Option Plans

     The Company maintains two stock option plans pursuant to which options to purchase an aggregate of 1,984,375 shares of Class A Common Stock may be granted.

     1993 Stock Option Plan. The 1993 Stock Option Plan was adopted by the Board of Directors in December 1993 and was approved by the stockholders of the Company in July 1994 (the "1993 Plan"). The 1993 Plan, as amended, currently has 1,750,000 shares of Class A Common Stock reserved for issuance upon exercise of options designated as either (i) incentive stock options ("ISOs") under the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) non-qualified options. ISOs may be granted under the 1993 Plan to employees and officers of the Company. Non-qualified options may be granted to consultants, directors (whether or not they are employees), employees or officers of the Company.

     The purpose of the 1993 Plan is to encourage stock ownership by certain directors, officers and employees of the Company and certain other persons instrumental to the success of the Company and to give them a greater personal interest in the success of the Company. The 1993 Plan is administered by the Stock Option Committee. The Committee, within the limitations of the 1993 Plan, determines the persons to whom options will be granted, the number of shares to be covered by each option, whether the options granted are intended to be ISOs, the duration and rate of exercise of each option, the option purchase price per share and the manner of exercise, the time, manner and form of payment upon exercise of an option, and whether restrictions such as repurchase rights in the Company are to be imposed on shares subject to options. Options granted under the 1993 Plan may not be granted at a price less than the fair market value of the Class A Common Stock on the date of grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of the Company). The aggregate fair market value of shares for which ISOs granted to any person are exercisable for the first time by such person during any calendar year (under all stock option plans of the Company and any related corporation) may not exceed $100,000. The 1993 Plan will terminate in December 2003; however, options granted under the 1993 Plan will expire not more than five years from the date of grant. Options granted under the 1993 Plan are not transferable during an optionee's lifetime but are transferable at death by will or by the laws of descent and distribution.

     1994 Non-Employee Director Stock Option Plan. The 1994 Non-Employee Director Stock Option Plan, as amended, (the "Directors Plan") was adopted by the Board of Directors in September 1994 and was approved by the stockholders of the Company in June 1995. The Directors Plan has 234,375 shares of Class A Common Stock reserved for issuance. Pursuant to the current terms of the Directors Plan, each independent unaffiliated Director shall automatically be granted, subject to availability, without any further action by the Board of Directors or the Stock Option Committee: (i) a non-qualified option to purchase 10,000 shares of Class A Common Stock upon their election to the Board of Directors; and (ii) a non-qualified option to purchase 10,000 shares of Class A Common Stock on the date of each annual meeting of stockholders following their election to the Board of Directors. The exercise price of each option is the fair market value of the Company's Class A Common Stock on the date of grant. Each option expires five years from the date of grant and vests in three annual installments of 33 1/3% each on the first, second and third anniversary of the date of grant. Options granted under the Directors Plan are generally not transferable during an optionee's lifetime but are transferable at death by will or by the laws of descent and distribution. In the event an optionee ceases to be a member of the Board of Directors (other than by reason of death or disability), then the non-vested portion of the option immediately terminates and becomes void and any vested but unexercised portion of the option may be exercised for a period of 180 days from the date the optionee ceased to be a member of the Board of Directors. In the event of death or permanent disability of an optionee, all options accelerate and become immediately exercisable until the scheduled expiration date of the option.

     Voluntary Stock Option Cancellation Program. The price of the Company's Class A Common Stock has been depressed for some time. As compared to the exercise price on most incentive stock options, the market price of the Company's Common Stock is and has been for some time significantly lower than the exercise price of most incentive stock options issued to employees of the Company. To restore the incentive value for which the Company's stock option plans were established, the Board of Directors during fiscal 2002 approved a limited stock option voluntary cancellation program (the "Program"). The Program afforded the opportunity for employees, officers and directors holding options to turn them into the Company for cancellation. At the time the program was implemented, no new options were issued to employees who turned their options in for cancellation. The Company intends to evaluate the option holdings by its employees as a whole on an on-going basis and decide whether new options to its employees who have turned in their current options at the then fair market value of the Company's Class A common stock are warranted (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of the Company).

Stock Performance Graph/Table

     The Company believes that it is the only publicly-held firm in the embroidery equipment industry, and therefore does not believe that it can reasonably identify an embroidery industry-based peer group. The Company has elected to define a peer group based on a group of six industrial distributors, trading in similar SIC Codes, with relatively low market capitalization for a benchmark. The following graph and table compares the change in the cumulative total stockholder return for the five-year period beginning on January 31, 1998, and ending on January 31, 2003, based upon the market price of the Company's Class A Common Stock, with the cumulative total return of the NASDAQ Composite Index and the defined Peer Group. The Peer Group includes the following companies: Lancer Corp.; Quipp Inc.; Speizman Industries, Inc.; Paul Mueller Company; Oilgear Company; and Key Technology Inc. The graph assumes a $100 investment on January 31, 1998 in each of the indices and the reinvestment of any and all dividends.


[GRAPHIC OMITTED]


                 Comparison of Five-Year Cumulative Total Return Among Hirsch International Corp.,
                NASDAQ Composite Index and an Industry-based Market Capitalization-Based Peer Group

                                       1/31/98     1/31/99    1/31/00    1/31/01    1/31/02    1/31/03
                                       -------     -------    -------    -------    -------    -------
Hirsch International Corp.               $100        $19        $7         $5         $3         $2

NASDAQ Composite Index                   100         154        243        171        119        56

Peer Group                               100         99         62         55         41         43


Employment Agreements

     Paul Gallagher, the Company's President, Chief Operating Officer and a director entered into a three-year employment agreement, as amended, commencing September 11, 2001. Mr. Gallagher's employment agreement provides for the payment of an annual base salary of $300,000. In December, 2002, the Compensation Committee approved an amendment to the employment agreement to provide for annual bonus payments as follows: $75,000 for fiscal year 2003, and for each of fiscal 2004 and fiscal 2005, a minimum bonus payment of 50% of Mr. Gallagher's annual base salary, provided the Company achieves a pre-tax profit of between $400,000 and $2,999,999. Additional incremental increases in the bonus payment can be earned based upon the achievement of a pre-tax profit in excess of $3,000,000 up to a maximum additional bonus payment of 50% of annual base salary. In addition, the employment agreement provides for the reimbursement of certain business expenses, the provision of health insurance and the use of a Company automobile. The employment agreement requires Mr. Gallagher to devote his entire business time and attention to the Company and provides for termination upon his death or disability (defined as the inability to perform duties for three (3) consecutive months or six (6) months in any twelve (12) month period), or for cause (as defined in the Gallagher Agreement). In the event the Company terminates the employment agreement other than for cause or materially breaches its obligations thereunder, Mr. Gallagher is entitled to receive payment of his salary for up to six months plus a pro-rata of his bonus payment that would have become due. The employment agreement also provides that Mr. Gallagher shall not compete with the Company during the term of the agreement and for a period of two (2) years thereafter. There is no change of control provision contained in the employment agreement. Mr. Gallagher also received options to purchase 100,000 shares of the Company's Class A Common Stock.

     Beverly Eichel, the Company's Vice President-Finance, Chief Executive Officer and Secretary, entered into a two-year employment agreement with the Company, as amended, commencing February 1, 2002, which provides for the payment of an annual base salary of $235,000 for the first year and $250,000 for the second year of the term. In December 2002, the Compensation Committee approved an amendment to the employment agreement to provide for annual bonus payments as follows: $35,250 for fiscal year 2003, and for fiscal 2004 a minimum bonus payment equal to 35% of Ms. Eichel's annual base salary provided the Company achieves a pre-tax profit of between $400,000 and $2,999,999. Additional incremental increases in the bonus payment can be earned upon the achievement of a pre-tax profit in excess of $3,000,000 up to a maximum additional bonus payment of 65% of Ms. Eichel's base annual salary. In addition, Ms. Eichel's employment agreement provides the reimbursement of business expenses including an automobile and cellular phone allowance, the provision of health insurance and related benefits. The employment agreement requires Ms. Eichel to devote her entire business time and attention to the Company and provides for termination upon her death or disability (defined as the inability to perform duties for three (3) consecutive months or six (6) months in any nine (9) month period), or for cause (as defined in the employment agreement). The employment agreement also provides that Ms. Eichel shall not compete with the Company during the term of the agreement and for a period of two (2) years thereafter. There is no change of control provision contained in the employment agreement. Ms. Eichel also received options to purchase 50,000 shares of Class A Common Stock.

     Howard Arnberg, the President of Hometown Threads, LLC ("Hometown Threads") and the son of Henry Arnberg, the Company's Chairman of the Board and Chief Executive Officer entered into a two-year employment agreement, as amended, with the Company and Hometown Threads, commencing February 1, 2002. The employment agreement provides for the payment to Mr. Arnberg of an annual base salary of $170,000. In addition, Mr. Arnberg is entitled to receive certain quarterly and annual performance based bonus and incentive payments. Mr. Arnberg's employment agreement provides for the reimbursement of business expenses (including up to $25,000 in relocation expenses), an automobile and cellular phone allowance, the provision of health insurance and related benefits and a relocation package. The employment agreement requires Mr. Arnberg to devote his entire business time and attention to the Company and provides for termination upon his death or disability (defined as the inability to perform duties for three (3) consecutive months or six (6) months in any nine (9) month period), or for cause (as defined in the employment agreement). The employment agreement also provides that Mr. Arnberg shall not compete with the Company during the term of the agreement and for a period of one (1) year thereafter. The employment agreement contains a change of control provision which is triggered upon the sale or change in control of Hometown Threads, as well as a severance provision which entitles Mr. Arnberg to the payment of an amount equal to six (6) months base annual salary plus a pro-rata portion of his bonus if his employment is terminated other than for cause or if the Company materially breaches the terms of the employment agreement provided that if such termination or material breach occurs within two
(2) years following Mr. Arnberg's relocation to the State of Florida, he shall be entitled to his base annual salary for a twelve (12) month period. Mr. Arnberg also received options to purchase 20,000 shares of the Company's Class A Common Stock.

     Mr. Ronald Krasnitz, a director of the Company and President of Tajima USA, Inc. entered into a five-year employment agreement commencing June 7, 1996, with SMX, guaranteed by the Company, providing for an annual base salary of $300,000. In addition, Mr. Krasnitz's employment agreement provided for the reimbursement of business expenses, the provision of health insurance and an automobile at Company expense and related benefits. The employment agreement required Mr. Krasnitz to devote his entire business time and attention to the Company and provides for termination upon his death or disability (defined as the inability to perform duties for six (6) consecutive months or nine (9) months in any twelve (12) month period), or for cause (as defined in the employment agreement). The employment agreement also provided that Mr. Krasnitz would not compete with the Company during the term of the agreement and for a period of five (5) years thereafter. There was no change of control provision contained in the employment agreement. The employment agreement expired by its terms. Currently Mr. Krasnitz is not under contract with the Company or its subsidiaries and is earning a base salary of $100,000.

     Tas Tsonis and Brian Goldberg each had entered into a five-year employment agreement commencing in 1994 with the Company's former Pulse subsidiary which was guaranteed by the Company. Upon the achievement of certain performance standards, each employment agreement had provided for an additional three-year extension of the initial term, at the option of the employee, upon the same terms with the exception of the bonus payment which will be equal to 12.5% of Pulse's annual pre-tax profits as defined therein. Effective February 24, 1999, each employment agreement was renewed for an additional three (3) year period at the election of each of Messrs. Tsonis and Goldberg. Upon expiration of the first renewal period, each employment agreement could be extended at the option of the employee for a final two-year term upon the same terms and conditions as during the first renewal term other than any further right of renewal provided that certain profitability targets were satisfied. In October, 2002, the Company notified Messrs. Tsonis and Goldberg of its intention not to renew the employment agreements. In addition, each employment agreement provided for cost of living increases, reimbursement of business expenses, health insurance and related benefits and an automobile allowance. Each employment agreement required that all of such executive's business time be devoted to the Company. Each Employment Agreement also contained a provision for termination if the employee dies or becomes disabled (defined in the employment agreement as the inability to perform duties for six consecutive months or nine months in any twelve-month period) or if the Company discontinues operating its business or for cause (as defined in the employment agreement). In connection with each employment agreement, Messrs. Tsonis and Goldberg entered into a non-competition undertaking with the Company pursuant to which Messrs. Tsonis and Goldberg have agreed not to compete with the Company during their term of employment and for a period of two years thereafter. The employment agreements did not contain change of control provisions. Each of Messrs. Tsonis and Goldberg resigned their positions with the Company upon the sale of Pulse in November 2002 to a company controlled by them.

401(k) Plan

     The Company sponsors a voluntary contribution plan qualified under Section 401(k) of the Code (the "401(k) Plan"). Employees of the Company who have attained the age of 21 and who complete one year of continuous service are eligible to participate in the 401(k) Plan. Under the 401(k) Plan, an employee may elect to contribute annually on a pre-tax basis to a retirement account a specified percentage of his or her compensation. Each employee is fully vested at all times with respect to his or her contributions. Within certain limits prescribed by the 401(k) Plan and applicable law, the Board of Directors may authorize discretionary matching contributions by the Company up to a maximum of two percent of an eligible employee's annual compensation. The Company elected not to make a matching contribution for the fiscal years ended January 31, 2003, 2002 and 2001, respectively.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     The Company's Compensation Committee of the Board of Directors consists of Herbert M. Gardner, Marvin Broitman and Mary Ann Domuracki, all of who are independent outside directors of the Company. The Compensation Committee's primary responsibility is for reviewing the Company's compensation practices for executive officers and key employees.

     The Compensation Committee has furnished the following report on executive compensation.

Compensation Committee Report

     The Compensation Committee of the Board of Directors (the "Committee") is composed of three independent outside directors of the Company.

     The Committee focuses on compensating Company executives on a competitive basis with other comparably sized and managed companies in a manner consistent and supportive of overall Company objectives and through a compensation plan which balances the long-term and short-term strategic initiatives of the Company. The Committee intends that the Company's executive compensation program will:

          (1) reward executives for strategic management, the achievement of key business objectives and enhancement of stockholder value;

          (2) reflect each executive's success at resolving key operational issues;

          (3)  facilitate  both the short-term and long-term  planning  process;
               and

          (4) attract and retain key executives believed to be critical to the long-term success of the Company.

     The Company's compensation program for executive officers generally consists of (i) a fixed base salary, (ii) performance-related annual bonus awards and (iii) long-term incentive compensation in the form of stock options. In addition, Company executives are able to participate in various benefit plans generally available to other full-time employees of the Company. Each executive officer's compensation package is designed to provide an appropriately weighted mix of these elements, which in the aggregate provide a level of compensation the committee believes is approximately equal to those provided by comparatively sized and managed companies.

     In reviewing the Company and executives' performance, the Committee takes into consideration, among other things, the following performance factors in making its compensation recommendations: revenues, net income and cash flow. The Committee has received outside guidance from compensation consultants in its efforts to have comparability and fairness in their determinations.

Base Salary

     Base salary for the Company's executives is intended to provide competitive remuneration for services provided to the Company over a one-year period. Base salaries are set at levels designed to attract and retain the most appropriately qualified individuals for each of the key management level positions within the Company.

Short-Term Incentives

     Short-term incentives are paid primarily to recognize specific operating performance achieved within the last fiscal year. Since such incentive payments are related to a specific year's performance, the Committee understands and accepts that such payments may vary considerably from one year to the next. The Company's bonus program generally ties executive compensation directly back to the annual performance of both the individual executive and the Company overall. Those executives not signatory to an employment agreement are able to earn a percentage of their base salary as a performance-related bonus. Where there is an employment agreement, an executive may earn a percentage of the entity's pre-tax profits as a performance-related bonus. The bonuses paid during fiscal 2003 relate to such employment agreements, as amended, with Paul Gallagher the Company's President and Chief Operating Officer and Beverly Eichel, its Vice President - Finance, Chief Financial Officer and Secretary.

Long-Term Incentives

     In  order  to  align  long-term   executive   compensation  with  long-term
stockholder value improvements, the Committee has from time to time awarded stock option grants to executives of the Company in recognition of the value of these grants in motivating long-term strategic decision making.

Chief Executive Officer

     Mr. Arnberg's base salary and long-term incentive compensation are determined by the Compensation Committee without Mr. Arnberg's participation, based upon the same factors as those used by the Compensation Committee for executives in general. Effective September 1, 2002, Mr. Arnberg agreed to a voluntary reduction of his annual base salary from $300,000 to $250,000, where it currently remains.

     In addition to his base salary, Mr. Arnberg is eligible to participate in the short-term and long-term incentive programs outlined above for the other Named Executives. Mr. Arnberg did not receive a short-term incentive bonus payment or any long-term incentive stock options from the Company for fiscal 2003.

                             COMPENSATION COMMITTEE:

                        Mary Ann Domuracki (Chairperson)
                                 Marvin Broitman
                               Herbert M. Gardner

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth the beneficial ownership of shares of Class A Common Stock and Class B Common Stock as of May 29, 2003, by (i) each person who owns more than 5% of the outstanding shares of Class A and Class B Common Stock; (ii) each executive officer and director of the Company; and (iii) all officers and directors of the Company as a group:


        Name and Address of                            Amount and Nature of         Percent
        Beneficial Owner(1)        Title of Class(2)   Beneficial Ownership         of Class
        -------------------        -----------------   --------------------         --------

Henry Arnberg......................     Class A                13,158                  *
                                        Class B               1,368,578              51.3%

Paul Levine........................     Class A                   -                    -
                                        Class B             1,099,621 (3)            41.2%

Ronald Krasnitz ...................     Class A              33,777 (4)                *
                                        Class B                   -                    -

Marvin Broitman....................     Class A              69,271 (5)               1.1%
                                        Class B                   -                    -

Herbert M. Gardner.................     Class A              69,475 (6)               1.1%
                                        Class B                   -                    -

Mary Ann Domuracki.................     Class A              13,332 (7)                *
                                        Class B                   -                    -

Paul Gallagher.....................     Class A              486,666 (8)              6.4%
                                        Class B                   -                    -

Beverly Eichel.....................     Class A              131,333 (9)              1.3%
                                        Class B                   -                    -

Howard Arnberg.....................     Class A              26,900 (10)               *
                                        Class B                25,000                  *

All  Officers  and  Directors  as a     Class A                847,614               12.8%
group                                   Class B                 2,493,199            93.4%
  (nine persons)...................

*    less than one percent

(1)  All addresses are c/o Hirsch  International  Corp., 200 Wireless Boulevard,
     Hauppauge, New York 11788.

(2)  The Company's  outstanding  Common Stock  consists of two classes.  Class A
     Common  Stock and Class B Common  Stock.  The Class A Common  Stock and the
     Class B Common Stock are substantially  identical except that two-thirds of the directors of the Company will be elected by Messrs. Arnberg and Levine, the holders of most of the Class B Common  Stock,  as long as the number of outstanding  Shares  of Class B Common  Stock  equals  or  exceeds  400,000 shares.

(3) Includes 100,000 shares of Class B Common Stock owned by his wife and 100,000 shares of Class B Common Stock owned by trusts created for the benefit of his minor children as to which he disclaims beneficial ownership.

(4) Includes options to purchase 9,533 shares of Class A Common Stock at $.27 per share. Does not include options to purchase 19,067 shares of Class A
     Common Stock at $.27 per share.

(5) Includes options to purchase 10,000 shares of Class A Common Stock at an exercise price of $.96 and 7,499 shares of Class A Common Stock at an exercise price of $.27. Also includes warrants to purchase 50,000 shares of Class A Common Stock at $.50 per share. Does not include options to purchase 5,001 shares of Class A Common Stock at an exercise price of $.27.

(6) Includes 8,002 shares held in retirement account. Also includes 640 shares owned by his wife as to which he disclaims beneficial ownership. Includes options to purchase 10,000 shares of Class A Common Stock at an exercise price of $.96 and 7,499 shares of Class A Common Stock at an exercise price of $.27. Also includes warrants to purchase 50,000 shares of Class A Common
     Stock at $.50 per share. Does not include options to purchase 5,001 shares of Class A Common Stock at an exercise price of $.27.

(7) Includes options to purchase 6,666 shares of Class A Common Stock at an exercise price of $.89 and 6,666 shares of Class A Common Stock at an exercise price of $.27. Does not include options to purchase 3,334 shares of Class A Common Stock at an exercise price of $.89 and 3,334 shares of Class A Common Stock as an exercise price of $.27.

(8)  Includes  options to purchase  100,000 and 91,666  shares of Class A Common
     Stock at an exercise price of $.95 and $.27 per share respectively. Does not include options to purchase 208,334 shares of Class A Common Stock at an exercise price of $.27 per share.

(9)  Includes  options to  purchase  50,000 and 51,333  shares of Class A Common
     Stock at an exercise price of $.52 and $.27 per share respectively. Does not include options to purchase 116,667 shares of Class A Common Stock at an exercise price of $.27 per share.

(10) Includes options to purchase 10,000 shares of Class A Common Stock at an exercise price of $1.00 per share, options to purchase 6,667 shares of Class A Common Stock at $.52 per share and options to purchase 7,633 shares of Class A Common Stock at an exercise price of $.27 per share. Does not include options to purchase 20,000 shares of Class A Common Stock at an exercise price of $1.00 per share, options to purchase 13,334 shares of Class A Common Stock at an exercise price of $.52 per share and options to purchase 15,267 shares of Class A Common Stock at an exercise price of $.27 per share.

     The Company is unaware of any arrangements that may result in a change in control of the Company.

Compliance with Section 16(a) of the Exchange Act.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive, officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based solely on the Company's review of the copies of such forms received by it during its fiscal year ended January 31, 2003, the Company believes that the Reporting Persons complied with all filing requirements applicable to them other than a late filing by Howard Arnberg disclosing the granting of options to purchase an aggregate of 50,000 shares of Class A Common Stock.

Certain Relationships and Related Transactions

     The Company has advanced approximately $496,000 for premiums on split dollar life insurance for Henry Arnberg, the Company's Chairman and Chief Executive Officer and Paul Levine, the Vice-Chairman of the Board and Chief Executive Officer of Hometown Threads, LLC. The spouse of each Messrs. Arnberg and Levine are the beneficiaries of these respective policies. These advances are collateralized by the cash surrender value of the policies, which totaled in the aggregate approximately $757,540 at January 31, 2003 for both policies. The premiums for these policies are currently being paid out of the accumulated dividends for the policies.

     Effective October 31, 2002, the Company completed the sale of all of the outstanding equity interests in its wholly-owned subsidiary, Pulse Microsystems Ltd. ("Pulse"), pursuant to the terms of the purchase agreement by and between Hirsch and 2017146 Ontario Limited ("Purchaser") dated as of October 31, 2002 (the "Agreement"). The Purchaser is an entity owned and controlled by Tas
Tsonis, the former Chief Executive Officer of Pulse and a director of the Company and Brian Goldberg, the former President of Pulse.

     Pursuant to the Agreement, Hirsch sold all of its equity interests in Pulse to the Purchaser for an aggregate consideration of $5.0 million to be paid as follows: (a) $0.5 million cash, (b) a $0.5 million note payable in 11 quarterly installments beginning April 30, 2003 and including interest accruing on the principal balance at the rate of US Prime +1% per annum (the "Note"), and (c) the assumption of $4.0 million of Hirsch obligations. The sale price was at Pulse's book value so there was no gain or loss recorded on the sale. As of May 2003, the obligations under the Note were satisfied in full.

     Howard Arnberg, the President of Hometown Threads, LLC ("Hometown Threads") and the son of Henry Arnberg, the Company's Chairman of the Board and Chief Executive Officer entered into a two-year employment agreement, as amended, with the Company and Hometown Threads, commencing February 1, 2002. The employment agreement provides for the payment to Mr. Arnberg of an annual base salary of $170,000. In addition, Mr. Arnberg is entitled to receive certain quarterly and annual performance based bonus and incentive payments. Mr. Arnberg's employment agreement provides for the reimbursement of business expenses (including up to $25,000 in relocation expenses), an automobile and cellular phone allowance, the provision of health insurance and related benefits and a relocation package. The employment agreement requires Mr. Arnberg to devote his entire business time and attention to the Company and provides for termination upon his death or disability (defined as the inability to perform duties for three (3) consecutive months or six (6) months in any nine (9) month period), or for cause (as defined in the employment agreement). The employment agreement also provides that Mr. Arnberg shall not compete with the Company during the term of the agreement and for a period of one (1) year thereafter. The employment agreement contains a change of control provision which is triggered upon the sale or change in control of Hometown Threads, as well as a severance provision which entitles Mr. Arnberg to the payment of an amount equal to six (6) months base annual salary plus a pro-rata portion of his bonus if his employment is terminated other than for cause or if the Company materially breaches the terms of the employment agreement provided that if such termination or material breach occurs within two
(2) years following Mr. Arnberg's relocation to the State of Florida, he shall be entitled to his base annual salary for a twelve (12) month period. Mr. Arnberg also received options to purchase 20,000 shares of the Company's Class A Common Stock.

     Marc Arnberg, the son of Henry Arnberg, the Company's Chairman of the Board and Chief Executive Officer, is employed by the Company as the Director of HirschCare, the Company's customer care division. Mr. Arnberg receives a base salary as well as the opportunity to earn a performance based bonus based on criteria established by management for employees of a similar level of responsibility.

     Henry Arnberg, the Company's Chairman of the Board and Chief Executive Officer, together with his wife and Paul Levine, the Company's Vice Chairman of the Board and President of Hometown Threads, LLC, own a travel agency located on the premises of the Company's corporate headquarters in Hauppauge, New York. The Company pays this entity customary fees for any travel and related services provided to the Company. This entity had gross revenues last year of approximately $162,000, of which less than ten (10%) percent resulted from payments by the Company.

     The Company's By-Laws provide that all transactions between the Company and any of its officers, directors or affiliates must be approved by a majority of the unaffiliated members of the Board of Directors, will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes.

Services Provided by the Company's Auditors

     For the year ended January 31, 2003 the Company incurred professional fees to its auditors in the amount of $231,152 of which $138,131 related to auditing and $93,021 related to tax services and other services. The Company's Audit Committee has considered whether the non-audit services provided by the Company's auditors in connection with the year ended January 31, 2003 were compatible with the auditors' independence.

                      2. APPROVAL OF 2003 STOCK OPTION PLAN

     At the Meeting, the Company's stockholders will be asked to approve the terms of the Company's 2003 Stock Option Plan (the "2003 Plan"). The 2003 Plan was adopted by the Board of Directors of the Company in May, 2003.

     The Company's 1993 Stock Option Plan, which has 1,750,000 reserved for issuance, expires in December 2003. In the event a replacement plan is not adopted by the Company, the Company will be unable to grant additional incentive stock options to its employees. The Board believes that in light of the recent restructuring of the Company's business and operations and in order to enable the Company to continue to attract and retain personnel of the highest caliber, provide incentives for certain directors, officers and employees of the Company and certain other persons instrumental to the future success of the Company and to continue to promote the well-being of the Company, it is in the best interests of the Company and its stockholders to provide to such persons, through the granting of stock options, the opportunity to participate in the value and/or appreciation in value of the Company's Common Stock. The Board has historically found that the grant of options has proven to be a valuable tool in attracting and retaining key employees. It believes that such authority, in view of the significant restructuring which the Company has recently effected the need to incentivize the Company's employees and the impending expiration of the 1993 Plan, should be continued through the adoption of the 2003 Plan. The Board believes that such authority (i) will provide the Company with significant means to attract and retain talented personnel; (ii) will result in saving cash, which otherwise would be required to maintain current key employees and adequately attract and reward key personnel; and (iii) consequently will prove beneficial to the Company's ability to be competitive.

     If the 2003 Plan is approved by the stockholders, additional options may be granted under the 2003 Plan, the timing, amounts and specific terms of which cannot be determined at this time. Such options are separate and apart from options granted pursuant to the 1993, which as of May 29, 2003 numbered approximately 1,058,000 outstanding.

     The following summary of the 2003 Plan does not purport to be complete, and is subject to and qualified in its entirety by reference to the full text of the 2003 Plan, set forth as Exhibit "A" to this Proxy Statement.

Summary of the 2003 Plan

     The 2003 Plan, as proposed would have 750,000 shares of Common Stock reserved for issuance upon the exercise of options designated as either (i) incentive stock options ("ISOs") under the Code or (ii) non-qualified stock options. ISOs may be granted under the 2003 Plan to employees and officers of the Company. Non-qualified options may be granted to consultants, directors (whether or not they are employees), employees or officers of the Company. In certain circumstances, the exercise of stock options may have an adverse effect on the market price of the Company's Common Stock. If adopted, the Company will not grant any options under the 2003 Plan until the expiration of the 1993 Plan.

     The purpose of the 2003 Plan is to encourage stock ownership by certain directors, officers and employees of the Company and certain other persons instrumental to the success of the Company and give them a greater personal interest in the success of the Company. If approved, the 2003 Plan would be administered by the Stock Option Committee. The Committee, within the limitations of the 2003 Plan, determines the persons to whom options will be granted, the number of shares to be covered by each option, whether the options granted are intended to be ISOs, the duration and rate of exercise of each option, the option purchase price per share and the manner of exercise, the time, manner and form of payment upon exercise of an option, and whether restrictions such as repurchase rights in the Company are to be imposed on the shares subject to options. Options granted under the 2003 Plan may not be granted at a price less than the fair market value of the Common Stock on the date of the grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of the Company). The aggregate fair market value of shares for which ISOs granted to any person are exercisable for the first time by such person during any calendar year (under all stock option plans of the Company and any related corporation) may not exceed $100,000. The 2003 Plan will terminate in December, 2013 which means no options may be granted after such date. Options granted under the 2003 Plan will expire not more than five years from the date of grant; however, any options outstanding on the termination date of the 2003 Plan will continue until they expire by their terms. Options granted under the 2003 Plan are not transferable during an optionee's lifetime but are transferable at death by will or by the laws of descent and distribution.

Certain Federal Income Tax Consequences of the 2003 Plan

     The following is a brief summary of the Federal income tax aspects of stock options to be granted under the 2003 Plan based upon statutes, regulations and interpretations in effect on the date hereof. This summary is not intended to be exhaustive, and does not describe state or local tax consequences.

     Incentive Stock Options. A participant will recognize no taxable income upon the grant or exercise of an ISO. Upon a disposition of the shares after the later of two years from the date of grant and one year after the transfer of the shares to the participant, (i) the participant will recognize the difference, if any, between the amount realized and the exercise price as long-term capital gain or long-term capital loss (as the case may be) if the shares are capital assets; and (ii) the Company will not qualify for any deduction in connection with the grant or exercise of the options. The excess, if any, of the fair market value of the shares on the date of exercise of an ISO over the exercise price will be treated as an item of adjustment for a participant's taxable year in which the exercise occurs and may result in an alternative minimum tax liability for the participant. In the case of a disposition of shares in the same taxable year as the exercise, where the amount realized on the disposition is less than the fair market value of the shares on the date of exercise, there will be no adjustment since the amount treated as an item of adjustment, for alternative minimum tax purposes, is limited to the excess of the amount realized on such disposition over the exercise price which is the same amount included in the regular taxable income.

     If Common Stock acquired upon the exercise of an ISO is disposed of prior to the expiration of the holding periods described above, (i) the participant will recognize ordinary compensation income in the taxable year of disposition on an amount equal to the excess, if any, of the lesser of the fair market value of the shares on the date of exercise or the amount realized on the disposition of the shares, over the exercise price paid for such shares; and (ii) the Company will qualify for a deduction equal to any such amount recognized, subject to the limitation that the compensation be reasonable. The participant will recognize the excess, if any, of the amount realized over the fair market value of the shares on the date of exercise, if the shares are capital assets, as short-term or long-term capital gain, depending on the length of time that the participant held the shares, and the Company will not qualify for a deduction with respect to such excess.

     Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the participant's employment, the option will generally be taxed as a non-qualified stock option. See "Non-Qualified Stock Options."

     Non-Qualified Stock Options. Except as noted below, with respect to non-qualified stock options in general (i) upon grant of the option, the participant will recognize no income (and the Company will not be entitled to a deduction); (ii) upon exercise of the option (if the shares of Common Stock are not subject to a substantial risk of forfeiture), the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price, and the Company will qualify for a deduction in the same amount, subject to the requirement that the compensation be reasonable; (iii) the Company will be required to comply with applicable Federal income tax withholding requirements with respect to the amount of ordinary compensation income recognized by the participant; and (iv) on a sale of the shares, the participant will recognize gain or loss equal to the difference, if any, between the amount realized and the sum of the exercise price and the ordinary compensation income recognized. Such gain or loss will be treated as capital gain or loss if the shares are capital assets and as short-term or long-term capital gain or loss, depending upon the length of time that the participant held the shares.

Recommendation and Vote Required

     The Board of Directors recommends that the stockholders approve the adoption of the 2003 Plan. The vote of the holders of a majority of the shares of the Company's Common Stock present in person or represented by proxy at the Meeting is required to adopt the foregoing proposal to amend the 2003 Plan.

                            3. SELECTION OF AUDITORS

     The Board of Directors recommends that the stockholders ratify the appointment of BDO Seidman LLP, independent auditors, which served as the Company's independent auditors for the fiscal year ended January 31, 2003, as independent auditors to audit the Company's Consolidated Financial Statements for the fiscal year ending January 31, 2004. A representative of BDO Seidman LLP is expected to be present at the Meeting and will be given the opportunity to make a statement and to answer any questions any stockholder may have with respect to the Consolidated Financial Statements of the Company for the year ended January 31, 2003.

                 THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR"
                           THE ADOPTION OF PROPOSAL 3.

                                4. OTHER BUSINESS

     The Board of Directors has no knowledge of any other business that may come before the Meeting and does not intend to present any other business. However, if any other business shall properly come before the Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares of Class A Common Stock represented by the accompanying proxy in accordance with their best judgment.

Stockholder's Proposals

     Any stockholder of the Company who wishes to present a proposal to be considered at the next annual meeting of stockholders of the Company and who wishes to have such proposal presented in the Company's proxy statement for such Meeting must deliver such proposal in writing to the Company at 200 Wireless Boulevard, Hauppauge, New York 11788, on or before January 31, 2004. In order to curtail controversy as to the date on which the proposal was received by the Company, it is suggested that proponents submit their proposals by certified mail, return receipt requested.

                                    By Order of the Board of Directors

                                    /s/ Beverly Eichel

                                    Beverly Eichel, Secretary

     The Company will furnish without charge to each person whose proxy is being solicited by this proxy statement, on the written request of such person, a copy of the Company's Annual Report on Form 10-K, for its fiscal year ended January 31, 2003. Such request should be addressed to Stockholder Relations, Hirsch International Corp., 200 Wireless Boulevard, Hauppauge, New York 11788.

Dated:   May 30, 2003


                                   EXHIBIT "A"

                           HIRSCH INTERNATIONAL CORP.

                             2003 STOCK OPTION PLAN


     1. Plan; Purpose; General. The purpose of this 2003 Stock Option Plan (the "Plan") is to advance the interests of Hirsch International Corp. (the "Company") by enhancing the ability of the Company to attract and retain selected employees, consultants, advisors to the Board of Directors and qualified directors (collectively the "Participants") by creating for such Participants incentives and rewards for their contributions to the success of the Company, and by encouraging such Participants to become owners of shares of the Company's Class A Common Stock, par value $0.01 per share, as the title or par value may be amended (the "Shares").

     Options granted pursuant to the Plan may be incentive stock options ("Incentive Options") as defined in the Internal Revenue Code of 1986, as amended (the "Code") or non-qualified options, or both. The proceeds received from the sale of Shares pursuant to the Plan shall be used for general corporate purposes.

     2. Effective Date of Plan. The Plan will become effective upon approval by the Board of Directors (the "Board"), and shall be subject to the approval by the holders of at least a majority of all Shares present in person and by proxy and entitled to vote thereon at a meeting of stockholders of the Company within 12 months after the Company has a class of equity securities registered under the Securities Act of 1933, as amended (the "Act").

     3. Administration of the Plan. The Plan will be administered by the Board of the Company. The Board will have authority, not inconsistent with the express provisions of the Plan, to take all action necessary or appropriate thereunder, to interpret its provisions, and to decide all questions and resolve all disputes which may arise in connection therewith. Such determinations of the Board shall be conclusive and shall bind all parties.

     The Board may, in its discretion, delegate its powers with respect to the Plan to an employee benefit plan committee or any other committee (the "Committee"), in which event all references to the Board hereunder, including without limitation the references in Section 9, shall be deemed to refer to the Committee. The Committee shall consist of not fewer than two members. Each of the members must be a "non-employee director" as that term is defined in Rule 16b-3 adopted pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"). A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by the majority of its members present at a meeting. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee by a writing signed by all of the Committee members.

     The Board and the Committee, if any, shall have the authority to determine eligibility, the number of options granted and the exercise price of options.

     4. Eligibility. The Participants in the Plan shall be all employees, consultants, advisors to the Board of Directors and qualified directors of the Company or any of its present or future subsidiaries (as defined in Section 8) whether or not they are also officers of the Company. Members of the Committee are eligible only if they do not exercise any discretion in selecting Participants who receive grants of options, in determining the number of shares to be granted to any Participant or in determining the exercise price of any options, or if counsel to the Company may otherwise advise the Committee that the taking of any such action does not impair the status of such eligible Committee members as "non-employee directors" within the meaning of Exchange Act Rule 16b-3.

     5. Grant of Options.

     (a) The Board shall grant options to Participants that it, in its sole discretion, selects. Options shall be granted on such terms as the Board shall determine except that Incentive Options shall be granted on terms that comply with the Code and Regulations thereunder.

     (b) No options shall be granted after December 1, 2013 but options previously granted may extend beyond that date.

     6. Terms and Conditions of Options.

     (a) Exercise Price. The purchase price per Share for Shares issuable upon exercise of options shall be determined by the Board except that Incentive Options shall have an exercise price which is a minimum if 100% of fair market value on the date of grant. For this purpose, "fair market value" will be determined as set forth in Section 8. Notwithstanding the foregoing, if any person to whom an option is to be granted owns in excess of ten percent of the outstanding capital stock of the Company, then no option may be granted to such person for less than 110% of the fair market value on the date of grant as determined by the Board.

     (b) Period of Options. Unless earlier terminated, options shall terminate and no longer be exercisable five years from the date of grant.

     (c) Payment for Delivery of Shares. Shares which are subject to options shall be issued only upon receipt by the Company of full payment of the purchase price for the Shares as to which the option is exercised. The purchase price shall be payable by the Participant to the Company either (i) in cash or by check, bank draft or money order payable to the order of the Company; or (ii) for Incentive Options, through the delivery of Shares owned by the Participant for a period of not less than six months and for which the Participant has good title (free and clear of any liens and encumbrances) having a fair market value equal to the purchase price; or (iii) for non-qualified options, by a combination of cash and Shares as provided in (i) and (ii) above.

     The Company shall not be obligated to deliver any Shares unless and until, in the opinion of the Company's counsel, all applicable federal and state laws and regulations have been complied with, nor, if the outstanding Class A Common Stock is at the time listed on any securities exchange, unless and until the Shares to be delivered have been listed (or authorized to be added to the list upon official notice of issuance) upon such exchange, nor unless or until all other legal matters in connection with the issuance and delivery of Shares have been approved by the Company's counsel. Without limiting the generality of the foregoing, the Company may require from the person exercising an option such investment representation or such agreement, if any, as counsel for the Company may consider necessary in order to comply with the Act and applicable state securities laws.

     A Participant shall have the rights of a shareholder only as to Shares actually acquired by him under the Plan.

     (d) Vesting. The Board may impose such vesting restrictions on options granted hereunder as it sees fit at the time of grant.

     (e) Non-Transferability of Options. Options may not be sold, assigned or otherwise transferred or disposed of in any manner whatsoever except as provided in Section 6(g).

     (f) Forfeiture of Options upon Termination of Relationship. All previously unexercised options including options which have not vested shall terminate and be forfeited automatically upon the termination for any reasons whatsoever of a Participant's status as an employee, consultant or advisor to the Board. Except as provided in Section 6(g) below, unexercised options granted to directors shall not terminate or be forfeited in the event such person is no longer a director of the Company.

     (g) Death. If a Participant dies at a time when he is entitled to exercise an option, then at any time or times within one year after his death (or such further period as the Board may allow) such options may be exercised, as to all or any of the Shares which the Participant was entitled to purchase immediately prior to his death, by his personal representative or the person or persons to whom the options are transferred by the will or the applicable laws of descent and distribution, and except as so exercised such options will expire at the end of such period.

     (h) Loans to Exercise Option. If requested by any Participant to whom a grant of non-qualified options has been made, the Company or any subsidiary may loan such person the amount of money necessary to pay the federal income taxes incurred as a result of the exercise of any options (or guarantee a bank loan for such purpose), assuming that the Participant is in the maximum federal income tax bracket six months from the time of exercise and assuming that the Participant has no deductions which would reduce the amount of such tax owed. The loan shall be made on or after April 15th of the year following the year in which the amount of tax is determined as may be requested by the Participant and shall be made on such terms as the Company or lending bank determines.

     (i) Withholding Taxes. To the extent that the Company is required to withhold taxes for federal income tax purposes in connection with the exercise of any options, the Company shall have the right to assist the Participant to satisfy such withholding requirement by (i) the Participant paying the amount of the required withholding tax to the Company, (ii) the Participant delivering to the Company Shares of its Class A Common Stock previously owned by the Participant or (iii) the Participant having the Company retain a portion of the Shares covered by the option exercise. The number of Shares to be delivered to or withheld by the Company times the fair market value as defined by Section 9 of this Plan shall equal the cash required to be withheld. To the extent that the Company elects to allow the Participant either to deliver or have withheld Shares of the Company's Class A Common Stock, the Board or the Committee may require him to make such election only during certain periods of time as may be necessary to comply with appropriate exemptive procedures regarding the "short-swing" profit provisions of Section 16(b) of the Exchange Act or to meet certain Code requirements.

     7. Shares Subject to Plan.

     (a) Number of Shares and Stock to be Delivered. Shares delivered pursuant to this Plan shall in the discretion of the Board be authorized but unissued Shares of Class A Common Stock or previously issued Shares acquired by the Company. Subject to adjustments as described below, the aggregate number of Shares which may be delivered under this Plan shall not exceed 750,000 Shares of Class A Common Stock of the Company.

     (b) Changes in Stock. In the event of a stock dividend, stock split or combination of Shares, recapitalization, merger in which the Company is the surviving corporation or other change in the Company's capital stock, the number and kind of Shares of stock or securities of the Company to be subject to the Plan and to options then outstanding or to be granted thereunder, the maximum number of Shares or securities which may be delivered under the Plan, the option price and other relevant provisions shall be appropriately adjusted by the Board, whose determination shall be binding on all persons. In the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all the Company's outstanding stock by a single person or entity, or in the event of the sale or transfer of substantially all the Company's assets, all outstanding options shall thereupon terminate.

     The Board may also adjust the number of Shares subject to outstanding options, the exercise price of outstanding options and the terms of outstanding options to take into consideration material changes in accounting practices or principles, consolidations or mergers (except those described in the immediately preceding paragraph), acquisitions or dispositions of stock or property or any other event if it is determined by the Board that such adjustment is appropriate to avoid distortion in the operation of the Plan.

     8. Definitions.

     (a) For purposes of the Plan, a subsidiary is any corporation (i) in which the Company owns, directly or indirectly, stock possessing 50 percent or more of the total combined voting power of all classes of stock or (ii) over which the Company has effective operating control.

     (b) The fair market value of the Class A Common Stock shall be deemed to be:

          (i) the closing price of the Company's Class A Common Stock appearing on a national securities exchange if the Company's common stock is listed on such an exchange, or if not listed, the average closing bid price appearing on the National Association of Securities Dealers Automated Quotation System ("NASDAQ");

          (ii) if the Shares are not listed on NASDAQ, then the average bid price for the Company's stock as listed in the National Quotation Bureau's pink sheets;

          (iii) if there are no listed bid prices published in the pink sheets, then the market value shall be based upon the average closing bid price as determined following a polling of all dealers making a market in the Company's Shares.

     9. Indemnification of Board. In addition to and without affecting such other rights of indemnification as they may have as members of the Board or otherwise, each member of the Board shall be indemnified by the Company to the extent legally possible against reasonable expenses, including attorney's fees, actually and reasonably incurred in connection with any appeal therein, to which he may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any option granted thereunder, and against all judgments, fines and amounts paid by him in settlement thereof; provided that such payment of amounts so indemnified is first approved by a majority of the members of the Board who are not parties to such action, suit or proceedings, or by independent legal counsel selected by the Company, in either case on the basis of a determination that such member acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; and except that no indemnification shall be made in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Board member is liable for a breach of the duty of loyalty, bad faith or intentional misconduct in his duties; and provide, further that the Board member shall in writing offer the Company the opportunity, at its own expense, to handle and defend same.

     10. Amendments. The Board may at any time discontinue granting options under the Plan. The Board may at any time or times amend the Plan or amend any outstanding option or options for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which may at the time be permitted by law, provided that (except to the extent explicitly required or permitted herein above) no such amendment will, without the approval of the stockholders of the Company, (a) increase the maximum number of Shares available under the Plan, (b) reduce the option price of outstanding options or reduce the price at which options may be granted, (c) extend the time within which options may be granted, (d) amend the provisions of this Section 10 of the Plan, (e) extend the period of an outstanding option beyond five years from the date of grant, (f) adversely affect the rights of any Participant (without his consent) under any options theretofore granted or (g) be effective if stockholder approval is required by applicable statute, rule or regulation.